Exhibit 99.2

VGH, LLC

Condensed Consolidated Balance Sheets

(In thousands, except unit and per unit amounts)

	As of September 30, 2019	As of December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,466	$81,368
Accounts receivable	890	1,279
Inventories	25,565	23,288
Prepayments and other current assets	3,577	4,195
Due from related party, net	—	8,967

Total current assets	115,498	119,097
Property, plant, and equipment, net	44,741	34,214
Other noncurrent assets	9,649	2,728

Total assets	$169,888	$156,039

Liabilities and Equity
Current liabilities
Current portion of capital lease obligation	$—	$56
Accounts payable	9,055	7,217
Accrued liabilities	20,689	18,166
Customer deposits	82,202	80,883
Due to related party, net	696	—

Total current liabilities	112,642	106,322
Deferred rent	7,783	8,158

Total liabilities	$120,425	$114,480

Equity
Net parent investment	—	41,477
Membership equity – 1,000 units authorized, 100 units issued and outstanding as of September 30, 2019; no units authorized, issued or outstanding as of December 31, 2018	98,338	—
Accumulated deficit	(48,878)	—
Accumulated other comprehensive income	3	82

Total equity	$49,463	$41,559

Total liabilities and equity	$169,888	$156,039

See accompanying notes to condensed consolidated financial statements.

VGH, LLC

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except unit and per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$832	$386	$3,252	$1,562
Cost of revenue	406	68	1,690	387

	426	318	1,562	1,175
Selling, general, and administrative expenses	17,814	13,636	44,719	37,389
Research and development expenses	34,528	26,456	96,119	84,971

Operating loss	(51,916)	(39,774)	(139,276)	(121,185)
Interest income	387	164	1,137	344
Interest expense	—	2	2	8
Other income	91	463	128	28,542

Loss before income taxes	(51,438)	(39,149)	(138,013)	(92,307)
Income tax expense	37	35	123	115

Net loss	(51,475)	(39,184)	(138,136)	(92,422)
Other comprehensive income (loss):
Foreign currency translation adjustment	(58)	5	(79)	(17)

Total comprehensive loss	$(51,533)	$(39,179)	$(138,215)	$(92,439)

Net loss per membership unit:
Basic and diluted	$(514,750)	$(391,840)	$(1,381,360)	$(924,220)

Weighted-average membership units:
Basic and diluted	100	100	100	100

See accompanying notes to condensed consolidated financial statements.

VGH, LLC

Condensed Consolidated Statements of Equity (Deficit)

(In thousands, except unit and per unit amounts)

(Unaudited)

	Membership Equity
	Membership Units	Amount	Net Parent Investment	Accumulated Deficit	AOCI (Loss)	Total Equity
Balance as of December 31, 2018	—	—	$41,477	—	$82	$41,559

Net loss	—	—	(42,593)	—	—	(42,593)
Other comprehensive income	—	—	—	—	10	10
Net transfer from Parent Company	—	—	47,445	—	—	47,445

Balance as of March 31, 2019	—	—	46,329	—	92	46,421

Net loss	—	—	(44,068)	—	—	(44,068)
Other comprehensive loss	—	—	—	—	(31)	(31)
Net transfer from Parent Company	—	—	53,730	—	—	53,730

Balance as of June 30, 2019	—	—	55,991	—	61	56,052

Net loss	—	—	(2,597)	(48,878)	—	(51,475)
Other comprehensive loss	—	—	—	—	(58)	(58)
Net transfer from Parent Company	—	—	4,944	—	—	4,944
Conversion from net parent investment to membership equity	100	58,338	(58,338)	—	—	—
Contributions from Parent Company	—	40,000	—	—	—	40,000

Balance as of September 30, 2019	100	$98,338	$—	$(48,878)	$3	$49,463

	Membership Equity
	Membership Units	Amount	Net Parent Investment	Accumulated Deficit	AOCI (Loss)	Total Equity
Balance as of December 31, 2017	—	—	$22,933	—	$134	$23,067

Net loss	—	—	(40,562)	—	—	(40,562)
Other comprehensive income	—	—	—	—	48	48
Net transfer from Parent Company	—	—	41,667	—	—	41,667

Balance as of March 31, 2018	—	—	24,038	—	182	24,220

Net loss	—	—	(12,676)	—	—	(12,676)
Other comprehensive loss	—	—	—	—	(70)	(70)
Net transfer from Parent Company	—	—	17,674	—	—	17,674

Balance as of June 30, 2018	—	—	29,036	—	112	29,148

Net loss	—	—	(39,184)	—	—	(39,184)
Other comprehensive income	—	—	—	—	5	5
Net transfer from Parent Company	—	—	50,814	—	—	50,814

Balance as of September 30, 2018	—	—	$40,666	—	$117	$40,783

See accompanying notes to condensed consolidated financial statements.

VGH, LLC

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(138,136)	$(92,422)
Depreciation and amortization	4,920	4,255
Deferred rent	(375)	(430)
Change in assets and liabilities
Accounts receivable	388	(418)
Inventories	(2,310)	(9,306)
Prepayments and other current assets	613	286
Other noncurrent assets	(6,929)	181
Due to / from related party, net	9,664	(1,481)
Accounts payable and accrued liabilities	2,560	(1,890)
Customer deposits	1,319	(680)

Net cash used in operating activities	(128,286)	(101,905)

Cash flows from investing activity
Capital expenditures	(13,680)	(6,655)

Cash used in investing activity	(13,680)	(6,655)

Cash flows from financing activities
Payments of capital lease obligations	(55)	(66)
Proceeds from Parent Company contributions	40,000	—
Net parent investment	106,119	110,155

Net cash provided by financing activities	146,064	110,089

Net increase in cash and cash equivalents	4,098	1,529

Cash and cash equivalents at beginning of year	81,368	81,066

Cash and cash equivalents at end of year	$85,466	$82,595

See accompanying notes to condensed consolidated financial statements.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(1)	Summary of Significant Accounting Policies

(a)	Description of Business

VGH, LLC and its wholly owned subsidiaries (collectively with VGH, LLC, “we,” “us,” “our” or the “Company”) focus on the development, manufacture and operations of spaceships and related technologies for the purpose of conducting commercial human spaceflight and flying payloads into space. The development and manufacturing activities are located in Mojave, California with plans to operate the commercial spaceflights out of Spaceport America located in New Mexico. The various entities that make up the Company, which operate under common control, include Virgin Galactic, LLC (“Virgin Galactic”), The Spaceship Company, LLC (“TSC”), Virgin Galactic (UK) Limited (“VGUK”) and their respective subsidiaries (collectively, the “Virgin Galactic Businesses”). We are wholly owned by Galactic Ventures, LLC (“GVLLC”), a Delaware Limited Liability Company and GVLLC is wholly owned by Vieco 10 Limited, a British Virgin Islands Company (collectively, the “Parent Company”).

On April 2, 2019, our Parent Company’s board of directors unanimously approved the pursuit of a separation and merger transaction involving the Company. On June 26, 2019, our Parent Company formed a new wholly owned subsidiary named VGH, LLC, a Delaware Limited Liability Company. On July 8, 2019, our Parent Company contributed the Virgin Galactic Businesses to VGH, LLC. Also on July 8, 2019, Corvina Holdings Ltd., an affiliate of our Parent Company, agreed to provide financial support to the Company sufficient for it to satisfy its obligations and debt service requirements as they come due, on a timely basis, from July 8, 2019 through and including the earlier of (i) October 31, 2020 or (ii) the date on which the Company obtains adequate third-party funding required to fund our operations while we are a wholly owned business of our Parent Company. On July 9, 2019, our Parent Company executed a definitive merger agreement, subject to closing conditions, between the entities comprising the Company and Social Capital Hedosophia Holdings Corp. (“SCH”) (the “Transaction”).

On October 2, 2019, our Parent Company formed a new wholly owned subsidiary named Vieco USA, Inc. (“Vieco US”) and executed an amendment to the merger agreement to include Vieco US as a party to the Transaction. The closing of the Transaction occurred on October 25, 2019 and SCH was renamed to Virgin Galactic Holdings, Inc. (“VGH, Inc.”) and the entities comprising the Company became wholly owned subsidiaries of VGH, Inc. Upon closing of the Transaction, the VGH, Inc. common stock due to our Parent Company as consideration was received and directly held by Vieco US.

(b)	Basis of Presentation

The Company’s financial statements are presented on a consolidated basis as a result of the contribution of the Virgin Galactic Businesses into VGH, LLC on July 8, 2019.

The accompanying condensed consolidated financial statements and related notes include the accounts of VGH, LLC and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated. The condensed consolidated financial statements and notes thereto of VGH, LLC have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board’s (“FASB”) accounting standards codification. In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of a normal and recurring nature, have been made for the interim periods reported. Results of operations for the quarterly period ended September 30, 2019 are not necessarily indicative of the results for the entire fiscal year. These condensed consolidated financial statements and notes hereto should be read in conjunction with the audited combined financial statements and notes thereto of the Virgin Galactic Business included in SCH’s final proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 10, 2019 (the “Proxy Statement/Prospectus”).

The condensed consolidated financial statements were derived from the consolidated financial statements of our Parent Company. Accordingly, the condensed consolidated financial statements include items attributable to the Company and allocations of general corporate expenses from our Parent Company.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Our historical condensed consolidated financial statements include assets, liabilities, revenues and expenses directly attributable to our operations. The historical condensed consolidated financial statements reflect allocations of certain corporate expenses from our Parent Company. Allocations of corporate expenses from our Parent Company for certain functions provided by our Parent Company, include, but are not limited to, general corporate expenses related to finance, legal, compliance, facilities, and employee benefits. These expenses have been allocated to us on the basis of direct usage when identifiable or allocated on the basis of headcount. Allocations for corporate expenses amounted to $1.1 million and $32 thousand for the three months ended September 30, 2019 and 2018, respectively. Allocations for corporate expenses amounted to $1.2 million and $95 thousand for the nine months ended September 30, 2019, and 2018, respectively. The historical condensed consolidated financial statements do not reflect any attribution of debt or allocation of interest expense.

Both the Company and our Parent Company consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company during the periods presented. The Company expects to incur additional expenses as a stand-alone company. It is not practicable to estimate actual costs that would have been incurred had the Company been a stand-alone company during the periods presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Following the Transaction, we expect to perform these functions using our own resources or purchased services. For an interim period, however, some of these functions will continue to be provided by our Parent Company as we entered into transition service agreements with our Parent Company in connection with the closing of the Transaction.

The Company was historically funded as part of our Parent Company’s treasury program. Cash and cash equivalents are managed through bank accounts legally owned by us and our Parent Company. Accordingly, cash and cash equivalents held by our Parent Company at the corporate level were not attributable to us for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the condensed consolidated balance sheets. Transfers of cash, both to and from our Parent Company’s treasury program by us or related parties, are reflected as a component of net parent investment or membership equity in the condensed consolidated balance sheets and as a financing activity on the accompanying condensed consolidated statements of cash flows.

As the various entities that make up the Company were not historically held by a single legal entity prior to July 8, 2019, total net parent investment is shown in lieu of equity in the condensed consolidated financial statements as of the applicable historical periods. Balances between us and our Parent Company that were not historically cash settled are included in net parent investment. Net parent investment represents our Parent Company’s interest in the recorded assets of us and represents the cumulative investment by our Parent Company in us through the dates presented, inclusive of operating results.

Certain of our employees historically participated in our Parent Company’s stock-based compensation plans, in the form of options issued pursuant to our Parent Company’s plan. The performance conditions set forth in the Plan resulted in no stock-based compensation expense recognized during the three months ended September 30, 2019 and 2018, or for the nine months ended September 30, 2019 and 2018.

During the periods presented in the condensed consolidated financial statements, the operations of the Company were included in the consolidated U.S. federal, and certain state and local and foreign income tax returns filed by our Parent Company, where applicable. Income tax expense and other income tax related information contained in the condensed consolidated financial statements are presented on a separate return basis as if the Company had filed its own tax returns. The income taxes of the Company as presented in the condensed consolidated financial statements may not be indicative of the income taxes that the Company will generate in the future. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where the Company has been included in the tax returns filed by our Parent Company, any income tax receivables resulting from the related income tax provisions have been reflected in the condensed consolidated balance sheets within net parent investment or membership units, as applicable.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(c)	Use of Estimates in Preparation of Condensed Consolidated Financial Statements

The preparation of the condensed consolidated financial statements in conformity with GAAP required us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the condensed consolidated financial statements include, but are not limited to, accounting for cost of revenue, useful lives of property, plant and equipment, net, accrued liabilities, income taxes including deferred tax assets and liabilities and impairment valuation, and contingencies.

(d)	Summary of Significant Accounting Policies

Other than policies noted within Recent Accounting Pronouncements below, there have been no significant changes from the significant accounting policies disclosed in Note 1 of the “Notes to Combined Financial Statements” included in the Proxy Statement/Prospectus.

(2)	Recent Accounting Pronouncements

Changes to GAAP are established by the FASB in the form of Accounting Standards Updates (“ASU”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on our condensed consolidated financial position and results of operations.

(a)	New Accounting Standards Updates

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is amended by ASU 2018-01, ASU 2018-10, ASU 2018-11 and ASU 2018-20 that were issued by the FASB in January 2018, July 2018, July 2018, and December 2018, respectively (collectively, the amended ASU 2016-02). The amended ASU 2016-02 requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. The amended ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amended ASU 2016-02 also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. A modified retrospective transition approach shall be used when adopting ASU 2016-02, which includes a number of optional practical expedients that entities may elect to apply. The Company is currently evaluating the impact of this guidance on the condensed consolidated financial statements. As of December 31, 2018, total future undiscounted minimum payments under our operating leases amounted to $51.5 million. As a result of the Transaction we will be required to adopt the amended ASU 2016-02 for the annual period ending December 31, 2019 with an initial date of application of January 1, 2019.

(b)	Adopted Accounting Standards Updates

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

On January 1, 2019, the Company adopted ASU 2014-09 and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The Company elected to not separately evaluate the effects of each contract modification before the date of initial application. The comparative information has not been restated and continues to be reported under our accounting policies in effect for those periods.

The Company did not have a cumulative effect of initially applying the new revenue standard and there was no adjustment to the opening balance of net parent investment. There were also no effects on net cash provided by operating activities, net cash used in investing activities or net cash used in financing activities for the nine months ended September 30, 2019.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Spaceflight operations and other revenue is recognized for providing human spaceflights and carrying payload cargo into space. While we have yet to undertake our first commercial human spaceflight, we successfully carried multiple payloads into space in February 2019 and recognized revenue related to these spaceflights during the nine months ended September 30, 2019. In addition, we have a sponsorship arrangement for which revenue is recognized over the sponsorship term.

Engineering services revenue is recognized for providing services for the research, design, development, manufacture, integration and sustainment of advanced technology aerospace systems, products and services. We have arrangements as a subcontractor to the primary contractor of a long-term contract with the U.S. Government and perform the specified work on a time-and-materials basis subject to a guaranteed maximum price.

We recognize revenue when control of the promised service is transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

Our spaceflight operations and other revenue contracts generally contain only one type of distinct performance obligation, carrying spaceflight payloads with delivery of the associated flight data. Revenue for each spaceflight flight recognized at a point in time upon delivery of flight data to the customer. Revenue for future contracts for human spaceflights is expected to be recognized at a point in time upon successful completion of a spaceflight.

Our engineering services revenue contract obligates us to provide services that together are one distinct performance obligation; the delivery of engineering services. The Company elected to apply the ‘as-invoiced’ practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price. Revenue is recognized as control of the performance obligation is transferred over time to the customer.

Disaggregation of Revenue

There was no spaceflight operations revenue for the three months ended September 30, 2019. Spaceflight operations revenue was $1.0 million for the nine months ended September 30, 2019. Engineering services revenue was $0.8 million and $2.3 million, respectively, for the three and nine months ended September 30, 2019.

Contract Balances

Contract assets are comprised of billed accounts receivable and unbilled receivables, which is the result of timing of revenue recognition, billings and cash collections. The Company records accounts receivable when it has an unconditional right to consideration.

The revenue recognized in the engineering services revenue contract often exceeds the amount billed to the customer. The Company records the portion of the revenue amounts to which the Company is entitled but for which the Company has not yet been paid as an unbilled receivable. Unbilled receivables included in accounts receivable on the condensed consolidated balance sheets as of January 1, 2019 were $201 thousand. There were no unbilled receivables included in accounts receivable on the condensed consolidated balance sheets as of and September 30, 2019. As of September 30, 2019, the Company has no other contract assets.

Contract liabilities primarily relate to spaceflight operations and other revenue contracts and are recorded when cash payments are received or due in advance of performance. Cash payments for spaceflight services are classified as customer deposits until enforceable rights and obligations exist, when such deposits also become nonrefundable. Customer deposits become nonrefundable and are recorded as deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. As of September 30, 2019, the Company has no deferred revenue.

Payment terms vary by customer and type of revenue contract. It is generally expected that the period between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists.

Remaining Performance Obligations

As of September 30, 2019, we have one engineering services revenue contract for which we expect to transfer all remaining promises to the customer in the fiscal year ending December 31, 2020. We do not disclose information about remaining performance obligations for (a) contracts with an original expected length of one year or less, (b) revenues recognized at the amount at which we have the right to invoice for services performed, or (c) variable consideration allocated to wholly unsatisfied performance obligations.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Contract Costs

The Company has not incurred any contract costs in obtaining or fulfilling its contracts.

All the Company’s revenues are related to two customers for the nine months ended September 30, 2019, with a single customer accounting for approximately 72% of accounts receivable as of September 30, 2019.

Other Adopted ASUs

Effective January 1, 2019, we early adopted ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows companies to reclassify from AOCI to retained earnings stranded tax effects resulting from the enactment of the Tax Act. ASU 2018-02 was enacted on December 22, 2017 and requires certain disclosures about the stranded tax effects. An entity has the option of applying the new guidance at the beginning of the period of adoption or retrospectively to each period (or periods) in which the tax effects related to items remaining in accumulated other comprehensive income are recognized. The adoption of ASU 2018-02 did not have a material impact on the Company’s condensed consolidated financial statements.

(3)	Related Parties

The Company licenses its brand name from certain entities affiliated with Virgin Enterprises Limited (“VEL”), a company incorporated in England. VEL is an affiliate of our Parent Company. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Galactic” within the United States, Australia, South Africa, and the European Union. Royalty payables, excluding sponsorship royalties, for the use of license are the greater of 1% of revenue or $52 thousand per quarter, adjusted to $23 thousand per quarter effective on the fourth quarter of 2017, prior to the commercial launch date. Sponsorship royalties payable are 25% of revenue. We paid license and royalty fees of $20 thousand and $24 thousand for the three month periods ended September 30, 2019 and 2018, respectively. We paid license and royalty fees of $60 thousand and $71 thousand for the nine months ended September 30, 2019 and 2018, respectively.

The Company is allocated corporate expenses from our Parent Company for corporate-related functions based on an allocation methodology that considers our headcount, unless directly attributable to the business. General corporate overhead expense allocations include tax, accounting and auditing professional fees, and certain employee benefits. We were allocated $1.1 million and $32 thousand of corporate expenses, net, from our Parent Company for the three months periods ended September 30, 2019 and 2018, respectively. We were allocated $1.2 million and $95 thousand corporate expenses, net, from our Parent Company for the nine months ended September 30, 2019 and 2018, respectively. Corporate expense allocations are included within selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

The Company is allocated operating expense from VO Holdings, Inc. and its subsidiaries (“VOH”), a majority owned company of our Parent Company for operations-related functions based on an allocation methodology that considers our headcount, unless directly attributable to the business. Operating expense allocations include use of machinery and equipment and other general administrative expenses. We were allocated $67 thousand of operating expenses, net, from VOH for each of the three months periods ended September 30, 2019 and 2018. We were allocated $202 thousand of operating expenses, net, from VOH for each of the nine months ended September 30, 2019 and 2018.

The Company, VOH and our Parent Company consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the separation, we will perform these functions using our own resources or purchased services. The Company has an account payable due to VOH of $0.7 million as of September 30, 2019, and an account receivable from VOH of $9.0 million as of December 31, 2018. On July 16, 2019, VOH fully paid the then outstanding receivable balance.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(4)	Inventories

Inventories consists of the following as of September 30, 2019 and December 31, 2018:

	As of September 30,	As of December 31,
	2019	2018
	(In thousands)
Raw materials	$24,070	$20,940
Work in-progress	1,495	2,348

	$25,565	$23,288

There were no write downs of inventories to net realizable value for the three and nine months ended September 30, 2019 and 2018.

(5)	Other Noncurrent Assets

Other noncurrent assets consist primarily of deposits and deferred transaction costs.

As of September 30, 2019, and December 31, 2018, $2.4 million of certificates of deposit were included in other noncurrent assets in the accompanying condensed consolidated balance sheets, primarily related to deposits required of our operating lease agreement with Spaceport of America.

As of September 30, 2019 deferred transaction costs totaling $7.2 million, which are direct and incremental costs related to the Transaction, are capitalized until the consummation of the Transaction. These costs will be reclassified and charged directly to equity upon the closing of the Transaction.

(6)	Accrued Liabilities

A summary of the components of accrued liabilities as of September 30, 2019 and as of December 31, 2018 is as follows:

	As of September 30,	As of December 31,
	2019	2018
	(In thousands)
Accrued payroll	2,120	3,386
Accrued vacation	2,618	2,717
Accrued bonus	4,751	5,828
Accrued deferred transaction costs	6,123	—
Other accrued expenses	5,077	6,235

	$20,689	$18,166

(7)	Income Taxes

The Company’s income tax expense and deferred tax balances have been calculated on a separate return basis as if the Company filed its own tax returns, although its operations have been included in our Parent Company’s U.S. federal, state and foreign tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented.

Income tax expense was $37 thousand and $35 thousand for the three months ended September 30, 2019, and 2018, respectively, and $123 thousand and $115 thousand for the nine months ended September 30, 2019, and 2018, respectively. The effective income tax rate was nil for three and the nine months ended September 30, 2019, and 2018. Our effective tax rate differs from the U.S. statutory rate primarily due to a substantially full valuation allowance against our net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized.

(8)	Membership Equity and Net Loss Per Unit

VGH, LLC is authorized to issue up to 1,000 membership units, of which 100 membership units outstanding were issued on July 8, 2019 to GVLLC as a single member in connection with the contribution of the Virgin Galactic Businesses into VGH, LLC. No other membership units have been issued by the Company.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Net loss per unit data had not been presented in the historical financial statements because the Company did not operate as a separate legal entity with its own capital structure. Subsequent to the contribution of the Virgin Galactic Businesses to VGH, LLC on July 8, 2019, the Company now presents net loss per unit data within its condensed consolidated statements of operations and comprehensive loss for all periods presented.

Basic and dilutive net loss per unit is computed by dividing the net loss for the period by the weighted average number of membership units outstanding during the period. The weighted average number of membership units outstanding for the basic and diluted net loss per unit for the period is based on the 100 membership units issued to GVLLC and assumes these units have been outstanding as of the beginning of the earliest period presented. There are no potentially dilutive units for any period presented.

(9)	Fair Value Measurements

We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We estimate fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts included in the condensed consolidated balance sheets under current assets approximate fair value because of the short maturity of these instruments. The following tables summarize the fair value of assets that are recorded in the Company’s condensed consolidated balance sheets as of September 30, 2019 and December 31, 2018 at fair value on a recurring basis:

	Fair Value Measurements as of September 30, 2019
	(In thousands)
	Level 1	Level 2	Level 3
Assets
Certificates of deposit	$2,350	$—	$—
Total assets at fair value	$2,350	$—	$—

	Fair Value Measurements as of December 31, 2018
	(In thousands)
	Level 1	Level 2	Level 3
Assets
Certificates of deposit	$2,350	$—	$—
Total assets at fair value	$2,350	$—	$—

(10)	Commitments and Contingencies

(a)	Leases

The Company has certain noncancelable operating leases primarily for its premises. These leases generally contain renewal options for periods ranging from 3 to 20 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent free periods or escalating payment provisions, and we recognize rent expense of such arrangements on a straight line basis.

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of September 30, 2019 are as follows:

Operating leases
(In thousands)
Remainder of 2019	$1,018
2020	3,995
2021	3,777
2022	3,733
2023	3,577
Thereafter	32,339

Total minimum lease payments	$48,439

Operating lease expense for the three months ended September 30, 2019 and 2018 was $1.2 million and $1.0 million, respectively. Operating lease expense for the nine months ended September 30, 2019 and 2018 was $3.6 million and $3.2 million, respectively.

(b)	Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. These types of matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. The Company believes the probability is remote that the outcome of each of these matters, including the legal proceedings, will have a material adverse effect on the Company as a whole, notwithstanding that the unfavorable resolution of any matter may have a material effect on net earnings in any particular reporting period. Among the factors the Company considers in its assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisers, our experience in similar cases and the experience of other companies, the facts available at the time of assessment and how the Company intends to respond to the proceeding or claim. The Company’s assessment of these factors may change over time as individual proceedings or claims progress. Although the Company cannot predict the outcome of legal or other proceedings with certainty, where there is at least a reasonable possibility that a loss may have been incurred, GAAP requires us to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made. The Company follows a thorough process in which we seek to estimate the reasonably possible loss or range of loss, and only if the Company is unable to make such an estimate do we conclude and disclose that an estimate cannot be made.

For the nine months ended September 30, 2018, the Company received $28.0 million from a legal settlement received from one of its suppliers, which was recorded in other income in the condensed consolidated statement of operations and comprehensive loss.

(11)	Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2019	2018
	(In thousands)
Supplemental disclosure
Cash payments for:
Income tax paid	$125	$43

	$125	$43

Schedule for noncash investing activities
Unpaid property, plant, and equipment received	$1,767	$648

	$1,767	$648

VGH, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
	(In thousands)
Schedule for noncash financing activities
Unpaid deferred transaction costs	$6,123	$—

	$6,123	$—

(12)	Subsequent Events

The second qualifying milestone under the Company’s multiyear cash incentive plan was amended upon the closing of the Transaction such that the participants who remained continuously employed through the closing of the Transaction are entitled to receive 100% of the bonus that such participant would have otherwise received upon the achievement of the original second qualifying milestone. The Company recognized the $9.9 million in compensation costs owed to participants for the second qualifying milestone upon the closing of the Transaction.

Except for the other events discussed in Note 1 in connection with the Transaction, the Company determined that there are no other items to disclose.

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